Exhibit 99.2

HERON THERAPEUTICS, INC.

ID: 94-2875566

100 Regency Forest Drive

Suite 300

Cary, North Carolina 27518

Notice of Grant of Award and Award Agreement

Name: Address:

Award Number:

Plan: Amended and Restated 2007 Equity Incentive Plan

Unless otherwise defined herein, the terms defined in the Amended and Restated 2007 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Award and Award Agreement.

Effective [ ], you have been granted an award of [ ] restricted stock units as an inducement material to you entering into employment with the Company in compliance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement RSU”). Contingent on you remaining in Continuous Service through such dates, these units are restricted until the vest date(s) shown below, at which time you will receive shares of HERON THERAPEUTICS, INC. (the Company) common stock. The current total value of the award is $[ ].

The award will vest in increments on the date(s) shown.

Shares	Full Vest Date

The Inducement RSU is granted outside of the Plan but is subject to all of the terms and conditions of the Plan (as if it had been granted under the Plan), and in this Notice of Grant of Award and Award Agreement. Notwithstanding the terms of the Plan, because the Inducement RSU is granted outside of the Plan and in compliance with Nasdaq Listing Rule 5635(c)(4):

•
the shares of Common Stock underlying the Inducement RSU shall not reduce and shall have no impact on the number of shares of Common Stock available for grant under the Plan;
•
material amendments to the Inducement RSU require stockholder approval to the extent required pursuant to Nasdaq Listing Rule 5635(c)(4);
•
the limits in Section 3(b) of the Plan do not apply to the Inducement RSU; and
•
the minimum vesting requirements in Section 4(d) of the Plan do not apply to the Inducement RSU.

In the event that at the time of settlement of all or any portion of the Inducement RSU, the Company does not have a sufficient amount of authorized shares of Common Stock to cover such settlement, the Company may, in lieu of delivering the requisite number of shares of Common Stock, and in full satisfaction and accord of its respective obligations with respect to the Inducement RSUs and under this Notice of Grant of Award and Award Agreement, provide you with a gross cash payment in an amount equal to the number of shares of Common Stock that are being settled.

By your signature and the Company’s signature below, you and the Company agree that the Inducement RSU is governed by the terms and conditions of this Notice of Grant of Award and Award Agreement and, except as otherwise expressly stated herein, the Company’s Amended and Restated Equity Incentive Plan, which is attached and made a part of this document.

HERON THERAPEUTICS, INC.

By:
Name:
Title
Date:

RECIPIENT

By:
Name:
Title
Date: